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                                                                    Exhibit 12.1

                           FOR THE YEAR ENDED MAY 31,


                                                   1999             2000           2001         2002(1)        2003(2)
                                                   ----             ----           ----         -------        -------
Ratio of Earnings to Fixed Charges                     4.75            2.19           2.33           4.03          2.28

Income Before Income Tax                            159,597          71,761        101,487        154,124        47,853
                                              --------------    ------------   ------------  -------------  ------------

Fixed Charges:

     Interest Expense                                37,661          54,436         68,885         42,558        28,149

     Amortized debt expense                             197             321            617            639         1,044

     Operating lease, estimated interest
     (one-third of net rental expense)                4,645           5,728          6,841          7,700         8,100
                                              --------------    ------------   ------------  -------------  ------------

              Total Fixed Charges                    42,503          60,485         76,343         50,897        37,293
                                              --------------    ------------   ------------  -------------  ------------



     (1) RPM adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible assets," effective June 1, 2001, which resulted in a reduction of amortization expense for the fiscal year ended May 31, 2002 by approximately $24 million. Had RPM not adopted the required accounting change, the ratio of earnings to fixed charges would have been
     3.56 for the fiscal year ended May 31, 2002.

     (2) Excluding the impact of the $140 million asbestos charge, the ratio of earnings to fixed charges would have been 6.04 for the fiscal year ended May 31, 2003.

     The effect of removing the impact of SFAS No. 142 from published results is as follows:

                                                                 5/31/02
                                                              ------------
     Published Pretax Income                                      154,124
     Reverse: SFAS No. 142 Adjustments                            (23,810)
                                                              ------------
     Adjusted Pretax Income                                       130,314

     Fixed Charges (per above)                                     50,897
                                                              ------------

     Pretax plus Fixed Charges                                    181,211

     Ratio: Earnings to fixed charges, net of SFAS No. 142           3.56
                                                              ------------

     The effect of removing the impact of the $140 Million asbestos charge from published results is as follows:

                                                                 5/31/03
                                                              ------------
     Published Pretax Income                                       47,853
     Reverse: Asbestos Charge                                     140,000
                                                              ------------
     Adjusted Pretax Income                                       187,853

     Fixed Charges (per above)                                     37,293
                                                              ------------

     Pretax plus Fixed Charges                                    225,146

     Ratio: Earnings to fixed charges without asbestos charge        6.04
                                                              ------------